Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND
CHIEF FINANCIAL OFFICER
Pursuant to 18 U.S.C. § 1350 and in connection with the accompanying Quarterly Report on Form 10-Q of Stone Energy Corporation (the “Company”) for the quarterly period ended September 30, 2017 that is being filed concurrently with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company hereby certifies, to the best of his knowledge, that:

i.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

ii.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

November 1, 2017	/s/ James M. Trimble
James M. Trimble
Interim Chief Executive Officer and President

/s/ Kenneth H. Beer
Kenneth H. Beer
Executive Vice President and Chief Financial Officer